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                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               XYLAN CORPORATION
                                       AT

                              $37.00 NET PER SHARE

                                       BY

                             ZEUS ACQUISITION CORP.
                     A WHOLLY-OWNED INDIRECT SUBSIDIARY OF

                                    ALCATEL

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, APRIL 2, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   March 8, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Zeus Acquisition Corp., a corporation organized and existing under the laws of the State of California ("Purchaser") and a wholly-owned indirect subsidiary of Alcatel, a corporation organized and existing under the laws of France ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated Preferred Share Purchase Rights) (collectively, the "Shares"), of Xylan Corporation, a corporation organized and existing under the laws of the State of California (the "Company"), at a price of $37.00 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated March 8, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is made in connection with the Agreement and Plan of Merger, dated as of March 1, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn on or prior to the Expiration Date (as hereinafter defined) at least 90% of the outstanding Shares. The Offer is also subject to certain other terms and conditions contained in the Offer to Purchase. See the Introduction and Tender Offer Sections 1 and 14 of the Offer to Purchase. The Board of Directors of the Company has unanimously approved the Offer, the Merger, the Stock Option Agreement and the Merger Agreement as described in the Offer to Purchase and determined that the Offer, the Merger, the Stock Option Agreement and the Merger Agreement are fair to and in the best interests of the shareholders of the Company and recommends that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
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     Enclosed for your information and forwarding to your clients are copies of the following documents:

          1. Offer to Purchase, dated March 8, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date or if, in the case of book-entry delivery of Shares, the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase cannot be completed by the Expiration Date;

          4. Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 2, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED, IN WHICH EVENT THE TERM "EXPIRATION DATE" WILL MEAN THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED, WILL EXPIRE.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender Shares, but cannot deliver their Share Certificates or other required documents, or cannot comply with the procedures for book-entry transfer, on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson & Company Inc., the Information Agent, or Lehman Brothers Inc., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                         Very truly yours,

                                         LEHMAN BROTHERS

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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